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                                                                November 1, 2011

Principal Variable Contracts Fund, Inc.
680 8th Street
Des Moines, Iowa 50392-0200
Attention Ralph C. Eucher, President and Chief Executive Officer

Principal Variable Contracts Fund, Inc.
711 High Street
Des Moines, Iowa 50392-0300
Attention: Michael D. Roughton, Esq,, Counsel


Re:  (1)  Participation Agreement among Principal Variable Contracts Fund, Inc.,
          Principal Funds Distributor, Inc., Principal Management Corporation, and First SunAmerica Life Insurance Company, dated January 5, 2007, as amended

     (2) Distribution Agreement between First SunAmerica Life Insurance Company and WM Funds Distributor, Inc., or its successors, dated December 31, 2002

     (3) Information Sharing Agreement between Principal Funds Distributor, Inc. and First SunAmerica Life Insurance Company, dated April 16, 2007, as amended

     (each an "Agreement", and collectively, the "Agreements")

Dear Fund Partner:

     As you may already be aware, First SunAmerica Life Insurance Company ("FSA") will be merging with and into The United States Life Insurance Company in the City of New York ("USL"), the surviving company, effective January 1, 2012 (hereinafter referred to as the "Merger").

     Your companies and/or related investment company have agreements with FSA pursuant to which an investment company acted as an investment vehicle for separate accounts established by FSA for variable annuity contracts (the "Contracts").

     As a result of the Merger, since FSA was a party to the Agreements, then all rights, duties and obligations arising under the Agreements will be effectively assumed by USL which company will assume the rights, duties and obligations of FSA thereunder.

     To the extent applicable law and/or any of the Agreements require prior written consent for the assignment and continuation of the Agreements, please sign below indicating such consent to assign the rights, duties and obligations of FSA to USL. To the extent applicable, your signature below is deemed consent to an effective date of January 1, 2012 of any of the Agreement(s) providing for the payment of fees pursuant to Rule 12b-1 of the Investment Company Act of 1940, as amended, under the terms of such agreement(s). The foregoing shall not affect any existing obligation to pay such fees through December 31, 2011 or subsequent to the new effective date.

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PRINCIPAL FUNDS
NOVEMBER 1, 2011
PAGE 2 OF 2



     Except to the extent amended by this letter agreement, the Agreements shall remain unchanged and in full force and effect, and are hereby ratified, and confirmed in all respects. It is understood and agreed that there is no new marketing or distribution of the variable annuity contracts by Principal pursuant to the Distribution Agreement dated December 31, 2002. This letter may be signed in counterparts, all of which, taken together, are deemed to be an original. Signatures may be sent via facsimile or e-mail. Kindly respond within two weeks of your receipt of this letter.

     If you have any questions regarding this matter, please contact Steven Brancato at (310) 772-6560 or Sarah Baldwin at (310) 772-6613.

FIRST SUNAMERICA LIFE INSURANCE COMPANY


By:
   --------------------------------
Name:
Title:

The United States Life Insurance
Company in the City of New York


By:
   --------------------------------
Name:
Title:


Consented to, acknowledged and agreed:

PRINCIPAL VARIABLE CONTRACTS FUND, INC.

By: ________________________
Name:
Title:


PRINCIPAL FUNDS DISTRIBUTOR, INC.,
formerly known as WM FUNDS DISTRIBUTOR,
INC.

By:
   --------------------------------
Name:
Title:


PRINCIPAL MANAGEMENT CORPORATION

By:
   --------------------------------
Name:
Title: